Exhibit 99.1

Advance Auto Parts Reports Third Quarter Fiscal 2011 Diluted EPS Increase of 37%
to $1.41; Operating Income Rate Expands 167 basis points to 12.1%

ROANOKE, Va, November 10, 2011 - Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the third quarter ended October 8, 2011. Third quarter earnings per diluted share (EPS) were $1.41 which was a 37% increase over the third quarter last year.

Third Quarter Performance Summary

	Twelve Weeks Ended		Forty Weeks Ended
	October 8, 2011	October 9, 2010	October 8, 2011	October 9, 2010

Sales (in millions)	$1,465.0	$1,406.5	$4,842.9	$4,655.1

Comp Store Sales %	2.2%	9.9%	2.0%	7.8%

Gross Profit %	49.5%	50.3%	49.9%	50.1%

SG&A %	37.3%	39.9%	38.5%	39.4%

Operating Income %	12.1%	10.5%	11.4%	10.8%

Diluted EPS	$1.41	$1.03	$4.19	$3.37

Avg Diluted Shares (in thousands)	74,730	84,802	78,058	87,953

“I would like to thank our team for delivering strong third quarter results that include solid top line sales and accelerated earnings results,” said Darren R. Jackson, Chief Executive Officer. “As a company, we will continue to be focused on customer service and executing the business with consistency and excellence.”

Third Quarter and Year-to-Date Highlights

Total sales for the third quarter increased 4.2% to $1.46 billion, compared with total sales of $1.41 billion during the third quarter of fiscal 2010. The sales increase reflects the net addition of 105 new stores during the past 12 months and a comparable store sales gain of 2.2% on top of a 9.9% comparable store sales gain during the third quarter of fiscal 2010. Year-to-date, comparable store sales increased 2.0% which was on top of a 7.8% increase over the same period in fiscal 2010.

The Company's gross profit rate was 49.5% of sales during the third quarter as compared to 50.3% during the third quarter last year. The 87 basis-point decline in the gross profit rate was driven by increased shrink, increased supply chain expenses due to investments in Hubs and higher fuel costs, commodity price inflation and the related timing of the Company's retail price changes. Year-to-date, the Company's gross profit rate was 49.9% versus 50.1% during the same period in fiscal 2010.

The Company's SG&A rate was 37.3% of sales during the third quarter as compared to 39.9% during the same period last year. This 254 basis-point decrease was primarily due to reduced incentive compensation as a result of the Company's lower revenue growth versus the third quarter last year, productivity improvements from the Company's customer-driven labor model which includes the anniversary of investment rollout expenses and a decrease in support costs. The expense reductions were partially offset by increased strategic investments in support of the Company's Service Leadership and Superior Availability strategies. Year-to-date, the Company's SG&A rate decreased 85 basis points to 38.5% from 39.4% during the same period in fiscal 2010.

The Company's operating income during the third quarter increased 20.8% to $177.8 million, or 167 basis points on a rate basis, to 12.1% of total sales as compared to 10.5% during the third quarter of fiscal 2010. Year-to-date, the Company's operating income rate was 11.4% versus 10.8% during the same period last year.

Operating cash flow through the third quarter was $611.0 million versus $596.5 million last year.  Free cash flow through the third quarter decreased 24.2% to $354.8 million from $467.8 million last year. The decrease in free cash flow was driven primarily by the change in owned inventory this year versus last year as well as higher capital expenditures. Capital expenditures were $207.5 million through the third quarter as compared to $147.2 million through the third quarter of fiscal 2010. This increase was primarily driven by investments in the Company's supply chain, existing stores and information technology.

“We are pleased with our strong business performance and execution that drove a 21% increase in operating income and a 37% increase in EPS,” said Mike Norona, Executive Vice President and Chief Financial Officer.  “Our performance during our third quarter shows we are on the right path and reinforces our commitment to accelerate growth, improve profitability and drive shareholder value. Given our strong third quarter results, we now anticipate our annual 2011 EPS outlook to be $4.90 to $4.95.”

Comparable Key Financial Metrics and Statistics (1)

	Twelve Weeks Ended		Forty Weeks Ended		Fifty-Two Weeks Ended
	October 8, 2011	October 9, 2010	October 8, 2011	October 9, 2010	FY 2010	FY 2009

Sales Growth %	4.2%	11.4%	4.0%	9.0%	9.5%	7.1%

Sales per Store	$1,702	$1,667	$1,702	$1,667	$1,697	$1,595

Operating Income per Store	$177	$162	$177	$162	$168	$142

Return on Invested Capital	18.8%	17.3%	18.8%	17.3%	17.5%	15.1%

Gross Margin Return on Inventory	$5.76	$4.89	$5.76	$4.89	$5.05	$3.98

Total Store Square Footage, end of period	26,533	25,809	26,533	25,809	25,950	24,973

Total Team Members, end of period	52,386	50,605	52,386	50,605	51,017	48,771

(1)
In thousands except for gross margin return on inventory and total Team Members. The financial metrics have been reported on a comparable basis to exclude the impact of store divestiture expenses in fiscal 2009. The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed, except for Sales Growth % and where noted. Refer to the presentation of the financial metrics on a GAAP basis, definitions of the financial metrics and reconciliation of the financial results reported on a comparable basis to the GAAP basis in the accompanying financial statements in this press release.

Store Information

During the third quarter, the Company opened 20 stores, and closed 2 stores. As of October 8, 2011, the Company's total store count was 3,645 including 203 Autopart International stores.

Share Repurchases

During the third quarter, the Company repurchased 1.7 million shares of its common stock at an aggregate cost of $100 million, or an average price of $58.81 per share. At the end of the third quarter, the Company had $200 million remaining under the $300.0 million share repurchase authorization approved by the Board of Directors in August 2011. Through the fiscal third quarter of 2011 the Company has repurchased 9.9 million shares of its common stock at an aggregate cost of $609.7 million, or an average price of $61.51 per share.

Dividend

On November 8, 2011, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on January 6, 2012 to stockholders of record as of December 23, 2011.

Investor Conference Call

The Company will host a conference call on Thursday, November 10, 2011 at 10:00 a.m. Eastern Standard Time to discuss its quarterly results. To listen to the live call, please log on to the Company's website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until November 10, 2012.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets. As of October 8, 2011, the Company operated 3,645 stores in 39 states, Puerto Rico, and the Virgin Islands. Additional information about the Company, employment opportunities, customer services, and online shopping for parts and accessories can be found on the Company's website at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These statements discuss, among other things, expected growth and future performance, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, profitability and earnings per diluted share for fiscal year 2011. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company's products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, business interruptions, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company's 10-K for the fiscal year ended January 1, 2011 on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 8,	January 1,	October 9,
	2011	2011	2010

Assets

Current assets:
Cash and cash equivalents	$65,929	$59,209	$194,502
Receivables, net	131,409	124,227	115,731
Inventories, net	2,109,721	1,863,870	1,839,498
Other current assets	67,063	76,965	51,931
Total current assets	2,374,122	2,124,271	2,201,662

Property and equipment, net	1,191,453	1,143,170	1,104,380
Assets held for sale	707	1,472	1,472
Goodwill	51,378	34,387	34,387
Intangible assets, net	29,122	25,360	25,583
Other assets, net	31,286	25,557	26,841
	$3,678,068	$3,354,217	$3,394,325

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$949	$973	$1,176
Financed vendor accounts payable	—	31,648	50,310
Accounts payable	1,586,058	1,292,113	1,255,608
Accrued expenses (a)	390,283	404,086	429,262
Other current liabilities (a)	128,338	119,229	91,508
Total current liabilities	2,105,628	1,848,049	1,827,864

Long-term debt	599,438	300,851	301,043
Other long-term liabilities (a)	195,376	165,943	123,380
Total stockholders' equity	777,626	1,039,374	1,142,038
	$3,678,068	$3,354,217	$3,394,325

(a)
Effective January 1, 2011, the Company reclassified $50.3 million of its self-insurance liability from Accrued expenses to Other long-term liabilities because the timing of future payments had become predictable based on historical patterns. Due to the maturity of the program, the Company can now rely upon these historical patterns in determining the current portion of these liabilities. This reclassification was partially offset by the related income tax impact.

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
October 8, 2011 and October 9, 2010
(in thousands, except per share data)
(unaudited)

	October 8,	October 9,
	2011	2010

Net sales	$1,464,988	$1,406,511
Cost of sales, including purchasing and warehousing costs	740,485	698,726
Gross profit	724,503	707,785
Selling, general and administrative expenses	546,683	560,563
Operating income	177,820	147,222
Other, net:
Interest expense	(8,150)	(7,002)
Other expense, net	(614)	(293)
Total other, net	(8,764)	(7,295)
Income before provision for income taxes	169,056	139,927
Provision for income taxes	63,503	52,329
Net income	$105,553	$87,598

Basic earnings per share (a)	$1.43	$1.04
Diluted earnings per share (a)	$1.41	$1.03

Average common shares outstanding (a)	73,381	83,695
Average common shares outstanding - assuming dilution (a)	74,730	84,802

(a)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At October 8, 2011 and October 9, 2010, we had 72,443 and 84,016 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Forty Week Periods Ended
October 8, 2011 and October 9, 2010
(in thousands, except per share data)
(unaudited)

	October 8,	October 9,
	2011	2010

Net sales	$4,842,890	$4,655,073
Cost of sales, including purchasing and warehousing costs	2,424,338	2,321,243
Gross profit	2,418,552	2,333,830
Selling, general and administrative expenses	1,865,828	1,832,834
Operating income	552,724	500,996
Other, net:
Interest expense	(25,876)	(20,134)
Other expense, net	(771)	(1,471)
Total other, net	(26,647)	(21,605)
Income before provision for income taxes	526,077	479,391
Provision for income taxes	197,834	181,451
Net income	$328,243	$297,940

Basic earnings per share (a)	$4.27	$3.41
Diluted earnings per share (a)	$4.19	$3.37

Average common shares outstanding (a)	76,595	87,011
Average common shares outstanding - assuming dilution (a)	78,058	87,953

(a)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the year-to-date period. At October 8, 2011 and October 9, 2010, we had 72,443 and 84,016 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Forty Week Periods Ended
October 8, 2011 and October 9, 2010
(in thousands)
(unaudited)

	October 8,	October 9,
	2011	2010

Cash flows from operating activities:
Net income	$328,243	$297,940
Depreciation and amortization	134,480	125,441
Share-based compensation	14,232	15,741
Provision for deferred income taxes	45,374	25,526
Excess tax benefit from share-based compensation	(5,099)	(3,965)
Other non-cash adjustments to net income	4,153	5,720
(Increase) decrease in:
Receivables, net	(6,854)	(23,171)
Inventories, net	(245,851)	(207,631)
Other assets	17,715	10,790
Increase in:
Accounts payable	293,609	289,334
Accrued expenses	14,720	58,164
Other liabilities	16,260	2,605
Net cash provided by operating activities	610,982	596,494

Cash flows from investing activities:
Purchases of property and equipment	(207,505)	(147,158)
Business acquisition, net of cash acquired	(18,170)	—
Proceeds from sales of property and equipment	1,114	197
Net cash used in investing activities	(224,561)	(146,961)

Cash flows from financing activities:
Decrease in bank overdrafts	(9,555)	(4,620)
(Decrease) increase in financed vendor accounts payable	(31,648)	18,218
Issuance of senior unsecured notes	—	298,761
Early extinguishment of debt	—	(200,000)
Net borrowings (payments) on credit facilities	299,200	—
Payment of debt related costs	(3,656)	(4,572)
Dividends paid	(18,541)	(21,027)
Proceeds from the issuance of common stock, primarily exercise of stock options	9,301	33,160
Excess tax benefit from share-based compensation	5,099	3,965
Repurchase of common stock	(629,189)	(478,080)
Other	(712)	(854)
Net cash used in financing activities	(379,701)	(355,049)

Net increase in cash and cash equivalents	6,720	94,484
Cash and cash equivalents, beginning of period	59,209	100,018
Cash and cash equivalents, end of period	$65,929	$194,502

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Forty Week Periods Ended
October 8, 2011 and October 9, 2010
(in thousands, except per share data)
(unaudited)

Reconciliation of Free Cash Flow:
	October 8,	October 9,
	2011	2010

Cash flows from operating activities	$610,982	$596,494
Cash flows used in investing activities	(224,561)	(146,961)
	386,421	449,533

(Decrease) increase in financed vendor accounts payable	(31,648)	18,218

Free cash flow	$354,773	$467,751

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Key Financial Metrics and Statistics(1):
	Twelve Weeks Ended		Forty Weeks Ended		Fifty-Two Weeks Ended
	October 8, 2011	October 9, 2010	October 8, 2011	October 9, 2010	FY 2010	FY 2009

Sales Growth %	4.2%	11.4%	4.0%	9.0%	9.5%	5.3%
Sales per Store (2)(3)	$1,702	$1,667	$1,702	$1,667	$1,697	$1,595
Operating Income per Store (2)(4)	$177	$160	$177	$160	$168	$134
Return on Invested Capital (2)(5)	18.8%	17.3%	18.8%	17.3%	17.5%	14.6%
Gross Margin Return on Inventory (2)(6)	$5.76	$4.89	$5.76	$4.89	$5.05	$3.98
Total Store Square Footage, end of period	26,533	25,809	26,533	25,809	25,950	24,973
Total Team Members, end of period	52,386	50,605	52,386	50,605	51,017	48,771

(1)
In thousands except for gross margin return on inventory and total Team Members. These financial metrics have been reported on a GAAP basis which include the impact of store divestiture expenses in fiscal 2009. These financial metrics should be read in conjunction with our financial metrics presented on a comparable basis earlier in this press release. Refer to the “Selected Consolidated Data” on page 18 of our 2010 Form 10-K for further explanation of these items.

(2)	The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed.

(3)	Sales per store is calculated as net sales divided by an average of beginning and ending store count.

(4)	Operating income per store is calculated as operating income divided by an average of beginning and ending store count.

(5)	Return on invested capital (ROIC) is calculated in detail in these supplemental financial schedules.

(6)	Gross margin return on inventory is calculated as gross profit divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable.

Detail of Return on Invested Capital (ROIC) Calculation:
	Last Four Quarters Ended
	October 8, 2011	October 9, 2010
	As Reported	As Reported	Comparable Adjustments (a)	Comparable

Net income	$376,353	$332,419	$2,498	$334,917
Add:
After-tax interest expense and other, net	20,529	16,366	—	16,366
After-tax rent expense	192,777	187,923	—	187,923
After-Tax Operating Earnings	589,659	536,708	2,498	539,206

Average assets (less cash)	3,405,982	3,074,754	13,029	3,087,783
Less: Average liabilities (excluding total debt)	(2,125,062)	(1,771,977)	(4,936)	(1,776,913)
Add: Capitalized lease obligation (rent expense * 6) (b)	1,855,242	1,800,276	—	1,800,276
Total Invested Capital	3,136,162	3,103,053	8,093	3,111,146

ROIC	18.8%	17.3%	—	17.3%

Rent expense	$309,207	$300,046	$—	$300,046
Interest expense and other, net	$32,920	$26,147	$—	$26,147

(a)
The Company has also presented its ROIC calculation on a comparable basis which excludes the impact of store divestiture expenses in fiscal 2009. Refer to the “Selected Consolidated Data” on page 18 of our 2010 Form 10-K for further explanation of these items.

(b)	Capitalized lease obligation is estimated as annualized rent expense for the applicable period times six years.

Note: Management uses ROIC to evaluate return on investments to the business and believes it is a useful indicator to stockholders given the future investments the Company plans to make in areas including information technology, supply chain and stores. ROIC is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated financial statements. Management believes our comparable results of operations are a useful indicator to stockholders for consistency purposes.